WILBANKS, SMITH & THOMAS ASSET MANAGEMENT, LLC

CODE OF ETHICS

The policies, restrictions, and procedures included in this Code of Ethics are designed to prevent violations of the Investment Advisers Act of 1940 and, to the extent applicable, of Rule 17j-1 under the Investment Company Act of 1940, as amended (the Investment Company Act”).

A.	Responsibility.

It is the responsibility of all employees to assist the Company in fulfilling its fiduciary duties to its clients.  Employees shall not:

1.	Defraud a client in any manner;

2.	Mislead a client, including the making of a statement that omits material facts;

3.	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

4.	Engage in any manipulative practice with respect to a client; and

5.	Engage in any manipulative practice with respect to investments.

B.	Confidentiality.

The Company and all of its employees must keep all information about clients (including former clients) in strict confidence as required by law and consistent with the Company’s privacy policy.

C.	Conflicts of Interest.

As a fiduciary, the Company has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients.  Compliance with this duty can be achieved by seeking to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client.  All employees have a duty to report potential and actual conflicts of interest to the CCO.

D.	Gifts and Entertainment.

1.	Gifts.

(a)
No Access Person shall give or accept gifts or other benefits to or from any client or any other person or entity that does business with or on behalf of the adviser in which the value of such exceeds $250 (per occurrence) without prior approval from the CCO.  Notwithstanding the foregoing, no Access Person shall accept any gift or other benefit of any amount that would violate any policy or procedure established by the WST Investment Trust (the “Trust”) pursuant to Rule 17e-1 under the Investment Company Act.

(b)	ERISA: No gift or other benefit of any amount shall be given to an ERISA plan fiduciary without prior approval from the CCO.

(c)
Conferences and meetings: Access Persons may attend conferences or meetings sponsored by custodians or other service providers. Where some or all of the travel expenses related to these conferences or meetings are to be paid by those custodians or service providers, prior approval for attendance must be obtained from the CCO.

(d)
Should a question arise as to the propriety of a gift or other benefit the Access Person should promptly seek the opinion of the CCO. The CCO will maintain a log for any requests that require approval.

(e)	Access Persons shall sign a gift policy acknowledgement each quarter. (Exhibit A)

2.
Entertainment. Normal entertainment of a de minimums nature such as meals or sporting events is permitted without prior approval if it could not be construed as influencing an access person’s judgment.

E.	Suitability.

The Company shall recommend those investments for which it has a reasonable basis for believing are suitable for a client, based upon the client's particular situation and circumstances.  In addition, clients will be requested to immediately notify the Company of any significant changes in their situation or circumstances so that the Company can respond appropriately.

F.	Outside Activities.

1.
No Access Person shall commence service on the board of directors of a publicly traded company or any company in which any client account holds a position without prior authorization from CCO.  This authorization shall be based upon a determination that the board service would not be inconsistent with the interests of the clients or the Company.

2.
Outside business or investment activities that detract from an Access Person’s effectiveness as an employee of the Company are undesirable and, therefore, are strongly discouraged.  Participation in outside business or investment activities in the form of ownership, employment or contractual relationship must be promptly reported to the CCO.

G.	Personal Securities Transactions.
1.	Definitions.
(a)
Access Person means any employee who has access to nonpublic information regarding client purchases or sales of Securities, who is involved in making Securities recommendations to clients or who has access to such recommendations that are nonpublic.  All full-time employees of the Company are considered Access Persons for the purpose of this Code.

(b)	PTCC means the “Personal Trading Control Center” software licensed by the Company.

(c)
Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in  oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or on any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or, in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(d)
Reportable Securities means any Security in which an Access Person has or will have a direct or indirect beneficial ownership.  An Access Person is presumed to be the beneficial owner of any Securities held by his or her immediate family members or domestic partners who also share the Access Person’s household.  Securities that are not considered reportable include:

(1)	Direct obligations of the Government of the United States;
(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(3)	Shares issued by money market funds;
(4)	Shares issued by open-end funds other than: (1) funds managed or underwritten by the Company or an affiliate; or (2) shares of exchange traded funds (“ETFs”).

*NOTE: To further clarify the language in No. 4 above, for an open-end mutual fund other than an ETF, unless it is an affiliate or a fund which the Company advises, it is not considered a Reportable Security and there are no pre-clearance requirements of any kind.

(e)	Beneficial Ownership.
The term "beneficial ownership" of Securities would include, not only ownership of Securities held by an Access Person for his or her own benefit, but also ownership of Securities held for his or her benefit by others (regardless of whether, or how, they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and Securities held for his account by pledges, Securities owned by a partnership in which he or she is a member if he or she may exercise a controlling influence over the purchase, sale or voting of such Securities, and Securities owned by any corporation or similar entity in which he or she owns Securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio.  An Access Person also may be regarded as the beneficial owner of Securities held in the name of another person, if, by reason of any contract, understanding, relationship or agreement, he or she obtains financial benefits substantially equivalent to those of ownership. An Access Person also is regarded as the beneficial owner of Securities held in the name of a spouse, minor child or other person, even though he or she does not currently possess the benefits of ownership, if he or she can vest or re-vest title in himself or herself at once or at some future time.

2.	Personal Securities Transactions.
(a)	Prohibited Transactions.
(1)	Initial Public Offerings: Any purchase of Securities by an Access Person in an initial public offering (other than a new offering of a registered open-end investment company) is prohibited.
(2)
Options, Futures and Shorts held by the Company:  Any purchase of a future or put option or sale of a future or call option or engagement in a sell short or otherwise taking a short position, either directly or through any beneficial ownership, in any Security or underlying Security listed on the Black List or in an account of any of the Company’s clients is prohibited.

(b)	Restricted Transactions: All Access Persons shall be subject to the following restrictions when engaging in transactions:
(1)
Private Placements: Acquisition of beneficial interests in Securities that are not publicly traded by an Access Person must be reported to the CCO or the CCO’s designee prior to the investment, in order to confirm that the proposed investment is consistent with the best interests of the Company’s clients.  This confirmation will be made by the CCO or, in the CCO’s absence, by the COO.  The Access Person must submit a Private Placement Pre-Clearance request utilizing the “IPO/Private Placement Request Form” on PTCC.

(2)
Options, Futures and Shorts:  Any purchase of a future or put option or sale of a future or call option or engagement in a sell short or otherwise taking a short position, either directly or through any beneficial ownership, in any Security not held by the Company’s clients, must be preapproved by the CCO or the CCO’s designee.

(c)
Securities Requiring Pre-Clearance: All Access Persons must obtain written pre-clearance for transactions in Reportable Securities prior to the entry of an order unless the transaction is exempt from pre-clearance, as set out in the exemptions under Section 2(f) below.  If pre-clearance is granted for a trade, the employee MUST place the trade within the timeframe as granted (i.e. same day) by the CCO or the CCO’s designee on the pre-approval response.

(d)
Black List Securities: Black List Securities represent Securities that Access Persons are restricted from trading while included on the Black List.  Employees will have the ability to trade a Security once it has been removed from the Black List (other than Securities Described in 2(a) and 2(b) above).  Removal from the Black List occurs 15 days after the Security is no longer held or being considered in the model portfolios, investment strategies, mutual funds, or any series of the Trust. The purpose of this is to provide Company portfolio managers a reasonable time to sell out of a Security that has been removed from the Black List because it is being sold from a Company model portfolio, investment strategy, or Fund, and allow an employee the ability to trade a Security that has been removed from the Black List within a reasonable time frame for the same reasons.

The Black List will be contained on PTCC and available to employees on their “Employee Work Center” under the heading, “View Black List.”  Each Security listed will contain the day the Security was added to the list, “Start Date,” and, if available at such time, the day the Security will be removed from the Black List, “End Date.”  If an employee wishes to trade a Security within the Black List, the employee must submit a “Trade Request” on PTCC.  The “Trade Request” will be reviewed by the CCO or the CCO’s designee and other members of the Company, as applicable.  Notice of approval or denial will be sent to the employee’s email from the PTCC system.

Securities that are included in the Black List are:

(1)	any Security (i.e. including mutual funds and ETFs) held by any of the Company’s model portfolios or investment strategies (i.e. Multi Cap and Concentrated Equity)

NOTE: This will not include open-end mutual funds (other than ETFs) that are unaffiliated with the Company and that the Company does not advise. These are not considered Reportable Securities and do not have any kind of pre-clearance requirements.  Alternatively, all ETFs require preclearance.

(2)	any Security being actively considered by the Company for inclusion in, or removal from, any of the Company’s model portfolios or investment strategies;

(3)	any Security pending as a transaction in any client’s account or that has been executed in any client’s account the same day;

(4)	Any Security (including ETFs) being “held or to be acquired” by any series of the Trust (each a “Fund”) if, within the most recent 15 days, the Reportable Security:
(a) is or has been held by a Fund; or
(b) is being or has been considered by a Fund or the Company for purchase by a Fund;

(5)	any option to purchase or sell, any Reportable Security convertible into or exchangeable for, a Reportable Security described above.

(e)
Short-term Trading:  No Access Person may profit from the purchase and sale or sale and purchase of any Security within a 30 calendar day period (except in the case of an Access Person’s account being managed by the Company in a strategy, as reviewed and approved by the CCO or the CCO’s designee and determined to be consistent with the Company’s fiduciary duty to its clients, using an algorithm where neither the Access Person nor the portfolio manager of the strategy can adjust the transactions (a “Company Algorithm Strategy”)), unless the purchase (in the case of sale and purchase) and sale (in the case of a purchase and sale) was authorized by the CCO or the CCO’s designee.

(f)	Pre-Clearance Exemptions: The following Reportable Securities’ transactions are exempt from the Pre-Clearance restrictions but NOT from quarterly and annual reporting requirements:

(1)	Purchases or sales pursuant to an automatic investment plan authorized by the CCO or the CCO’s designee;
(2)
Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuers, and sales of rights so acquired;

(3)
Accounts managed with discretion by independent, third party advisor / investment manager where the Company has no trading or decision making authority and the Access Person has no direct or indirect influence or control (“Third Party Managed Accounts”) (see section (g) below for more information related to accounts deemed to be Third Party Managed Accounts);

(4)	Transactions executed pursuant to a Company Algorithm Strategy.
(5)
Security transactions in accounts managed by the Company, where the employee’s trades are blocked with client accounts (see section (h) below, for more information related to accounts managed by the Company);

(6)
Acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

(7)
Any Security of an issuer with a Market Capitalization of greater than $5 Billion is not required to be pre-cleared unless that security is listed as part of the “Black List” (See section (d) above for details on Black List Securities).  NOTE: employees must check to verify the large cap security they wish to trade is not on the Black List.  If a Security is not included on the Black List, the employee is allowed to trade that security without any pre-clearance requirement.  Any Security of an issuer with a Market Capitalization below the $5 Billion threshold must be pre-cleared through PTCC under the normal protocol;

(8)
Securities transactions where neither the Access Person nor an immediate family member is aware of the transaction before it is completed (e.g. Securities transactions effected by a trustee or blind trust or discretionary trades involving an investment partnership or investment club in which the Access Person is neither consulted nor advised of the trade before it is executed).

(g)
Third Party Managed Accounts:  Third Party Managed Accounts are not subject to the pre-clearance or quarterly reporting requirements.  To be considered a “Third Party Managed Account”, the following criteria must be met:

(1)
The account must be managed by a third party advisor / investment manager (a “Third-Party Manager”). If the Third -Party manager has an affiliation to the Company, the employee, or the employee’s immediate family members, the CCO or the CCO’s designee will take additional steps to confirm the Third-Party Manager’s independence which can include but is not limited to follow-up discussions with the Third-Party Manager, the employee, and requests for additional documentation;

(2)	The account must be managed on a discretionary basis;
(3)	The employee must not exercise any ability to direct purchases or sales of investments; and
(4)	The employee must not be consulting with the Third-Party Manager as to the particular allocation of investments to be made in the account

Third Party Managed Accounts are subject to annual reporting and other reporting requirements as outlined below;

(5)
Initially, if an employee wishes to classify their account as a Third Party Managed Account, the employee must present the CCO or the CCO’s designee with a signed “Wilbanks Smith & Thomas 3rd Party Managed Accounts Attestation” in the form attached as Exhibit A that has been signed by the third party manager and the employee.  If deemed necessary by Compliance, the employee may be required to provide a copy of their investment management agreement for the account.

(6)	On an annual basis, the employee and the third party manager will acknowledge and resubmit a Wilbanks Smith & Thomas Third Party Managed Accounts Attestation.
(7)
On a quarterly basis, the employee will need to acknowledge and submit certain representations via the “Wilbanks Smith & Thomas Third Party Managed Accounts Quarterly Attestation” (attached as Exhibit B) indicating the account still qualifies as a Third Party Managed Account.

(8)	Where possible, the third party annual and quarterly attestations will be acknowledged and submitted via PTCC.

(h)
Accounts Managed by the Company:  Accounts that are managed by the Company and placed in the Company’s models (“Family Accounts”) are not subject to the pre-clearance rules.  However, these accounts are still subject to the quarterly and annual reporting.  Furthermore, if an employee wishes to have a reportable account managed by the Company, the employee agrees to turn over complete discretion to the Company, and the employee is prohibited from trading within the account.  To avoid the appearance of impropriety or conflict of interest, the Company will block Family Accounts and client accounts using the following procedures:

(1) When a trade in a model has been approved, Family Accounts will be traded 15 calendar days after the initial client trade has been submitted, except for those trades placed as part of a Company Algorithm Strategy where all trades are placed at the same time.

(2) If client accounts will also be traded on the same day as family accounts, the Company will block trade Family Accounts and client accounts where possible.

(i)
Quarterly Reporting:  On PTCC, each Access Person shall submit a “Quarterly Transaction Report” which will need to list all transactions effected in Reportable Securities during the applicable quarter held in accounts over which the Access Person has beneficial ownership.  This report must be submitted within thirty (30) days after the end of the applicable calendar quarter.

(1) Brokerage Feeds:  Certain custodians and brokers are able to automatically send duplicate statements into PTCC on a daily basis.  Employees are expected to contact the CCO or the CCOs designee if an employee wishes to inquire whether the employee’s accounts qualify for a direct brokerage feed.  If an employee’s account qualifies for a direct brokerage feed, the employee must follow these procedures as it related to Quarterly Transactions Reports:
(a) Employees must login to PTCC and open the Quarterly Transaction Report.  All brokerage accounts, for which they have previously reported, should be shown on this screen.  If they are not showing, they must contact the CCO or the CCO’s designee.
(b) Under each account, a listing of reportable transactions should appear.  It is the employee’s responsibility to ensure the listing of transactions is complete and free of errors.  If there are any issues with the transactions, please contact the CCO or the CCO’s designee.
(c) If the report is accurate and no changes are necessary, the employee must submit the Quarterly Transaction Report.
(2) Manual Entry:  If the employee’s accounts do not qualify for a direct brokerage feed, or otherwise are not part of a direct brokerage feed from their custodian or broker, the employee must follow these procedures to complete the Quarterly Transaction Report:
(a) The employee must login to PTCC and manually enter all reportable transactions under the “Accounts Holdings & Trades” option.  The employee will be required to enter a buy/sell date, quantity and price per share for all transactions.

(b)  After all reportable transactions have been entered, the employee must open the Quarterly Transaction Report and submit the report.
(c)  Employees may also choose to submit a ledger of all reportable transactions to the CCO or the CCO’s designee.  This report must be in .XLSX or .CSV format and contain the following information for each transaction
(i)	Broker Name
(ii)	Account Number
(iii)	Symbol
(iv)	Cusip
(v)	Quantity
(vi)	Price Per Share
(vii)	Buy or Sell
(d)     The CCO or the CCO’s designee will upload this data into PTCC.  The employee, upon receiving confirmation that the data has been uploaded successfully, must login to PTCC and submit the Quarterly Transaction Report.

*NOTE: Whether the Company receives a direct brokerage feed or the employee provides the data manually to PTCC, it is still the employee’s responsibility to review and confirm that all information regarding personal Securities is accurate and up to date.

(j)
Initial and Annual Holdings Report:  Within ten days of the date of initial employment, and annually thereafter, each Access Person shall submit to the CCO or the CCO’s designee a holdings report on PTCC.

(1)	All information submitted must be current as of a date no more than 45 days before the annual report is submitted.
(2)	Similar to the Quarterly Transaction Reports, if an employee’s accounts are on a direct brokerage feed, the employee must review the data entered by their broker and submit their report, if accurate.
(3)	If an employee’s account is not a brokerage feed, the employee may either provide the CCO or the CCO’s designee with a spreadsheet of holdings or manually enter the data on PTCC.

(k)        Exceptions:  The CCO or the CCO’s designee may, on occasion, grant an exception to the prohibitions and restrictions of this Code, provided it is determined that the financial interest of the Company’s clients are not adversely affected.  Any such exceptions shall be documented in writing.

H.	Violations.

Each employee of the Company, whether designated as an Access Person or not, shall promptly report to the CCO any apparent violation of the provisions of this Code of Ethics or any conduct inconsistent with the Company’s fiduciary duties to its clients.  Employees who report such violations will not be disfavored in any manner because of violation reports they put forward.  It is the option of employees reporting code violations to make such reports anonymously.

Upon determining that any employee has not complied with the requirements of this Code of Ethics, the Company may impose on that person whatever sanctions it deems appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. Such persons may also be subject to civil, regulatory or criminal sanctions.

I.	Copy of Code to Clients.

Clients will be provided, upon request, with a copy of the Code of Ethics.

J.	Federal Securities Laws.

Each employee of the Company, whether designated as an Access Person or not, shall comply with all applicable federal securities laws and regulations.

K.	Questions.

Any questions concerning any provision of this Code of Ethics or any other matter of apparent concern by any employee should be directed to the CCO.

L.	Books / Records.

The Company shall maintain for five years copies of the Code of Ethics and any amendments thereto, records of any violation of the Code of Ethics and any action taken as a result of the violation, written acknowledgements obtained from any employee, each annual and/or initial Holdings Report provided by any employee, a record of the names of all Access Persons and any written approval of an Access Person’s acquisition of a Security offered through a limited offering/private placement or initial public offering.

M.	Acknowledgement/Annual Certification.

Annually each employee and new employee shall be provided with a copy of the Code of Ethics and all amendments.  Each employee and new employee shall provide the Company with a written acknowledgement.

N.	Annual Review.

The CCO shall review at least annually the adequacy of the Code of Ethics and the effectiveness of its implementation. In addition, the CCO shall review at least annually this Code of Ethics to ensure it is in compliance, and not inconsistent, with the Trust’s Compliance Manual established pursuant to Rule 38a-1 under the Investment Company Act.

O.	Insider Trading.

1.	Supervisory Responsibility. The CCO shall be responsible for implementing, monitoring and enforcing the Company's policies and procedures against insider trading.

2.
Section 204A of the Advisers Act.   Section 204A of the Advisers Act requires all investment advisers to establish, maintain and enforce written procedures designed to prevent the misuse of material, non-public information in violation of the Securities Exchange Act of 1934 (“Exchange Act”).  This conduct is frequently referred to as "insider trading."

3.	Definitions.

(a)
Insider.  The term “insider” is broadly defined.  It includes officers, directors and employees of a firm.  In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of a firm’s affairs and, as a result, is given access to information solely for the firm’s purposes.  A temporary insider can include, among others, the firm’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.  In addition, the Company (WST) may become a temporary insider of a client it advises or for which it performs other services. If a client expects the Company to keep the disclosed non-public information confidential and the relationship implies such a duty, then the Company may be considered an insider.

(b)
Insider Trading.  The term “insider trading” is not defined in federal securities laws, but generally is used to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.  While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	Trading by an insider on the basis of material non-public information;

(2)
Trading by a non-insider (also called a “temporary insider”) on the basis of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and,

(3)	Communicating material non-public information to others.

(c)
Material Information.  The term “material information” is generally defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to their business.  Material information includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and, extraordinary management developments.

(d)
Non-Public Information.  Information is non-public until it has been effectively communicated to the marketplace.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

4.
The Company’s Policy on Insider Trading.   All employees are prohibited from trading either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of applicable laws.  Employees should direct any questions regarding the Company’s policy on insider trading to the CCO.

5.	Prevention of Insider Trading. To prevent insider trading from occurring, the CCO shall:

(a)	require each employee to annually review the Company’s policy on insider trading and sign the Agreement To Abide By Written Policies and Procedures;

(b)	answer questions and inquiries regarding the Company’s policy;

(c)	review the Company's policy on a regular basis and update it as necessary to reflect regulatory and industry changes;

(d)	resolve issues as to whether information received by an employee constitutes material and non-public information;

(e)	upon determination that an employee has possession of material non-public information:

(1)	implement measures, in consultation with senior management, to prevent dissemination of such information; and,

(2)	restrict employees from trading on any affected securities; and,

(f)	hold meetings with all employees at least annually to review the policy.

6.	Detection of Insider Trading. In order to detect insider trading, the CCO shall, on a quarterly basis:

(a)	review the personal trading activity reports filed by each employee; and

(b)	submit his or her trading records and other relevant information to the CCO’s designee for review.

7.
Immediate Reports. Immediately upon learning of a potential insider trading violation, the CCO shall prepare or have prepared a written report providing full details, any sanctions proposed to be issued and future corrective actions, if any, to be taken.

P.	Political Activities by Investment Advisors.

1.	Purpose.

This policy establishes the procedures by which the Company will comply with SEC Rule 206(4)-5 and related recordkeeping rules in Rule 204-2, regarding restrictions on certain political activity by investment advisers such as the Company who do business with government entities.

The intent of Rule 206(4)-5 is to remove the connection between political contributions and related activities relating to state and local officials who may have influence over the awarding of government, government entity, and public pension investment advisory business (i.e., “pay-to-play” practices).

SEC Rule 206(4)-5 accomplishes this by:

(a)
Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years if certain employees of the investment adviser make political contributions to certain officials of that government entity in excess of certain limits;

(b)	Prohibiting the solicitation or coordination of political contributions to such officials or certain state or local political parties;

(c)	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and

(d)
Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to certain employees.

2.	Oversight and Pre-Approval Requirement.

The Company’s CCO will oversee the procedures set forth in this Policy.

ALL EMPLOYEES OF WILBANKS, SMITH & THOMAS INCLUDING ALL OFFICERS, EXECUTIVE OFFICERS AND DIRECTORS ARE REQUIRED TO OBTAIN PRE-APPROVAL OF ALL POLITICAL CONTRIBUTIONS  AND OTHER POLITICAL INVOLVEMENT OR ACTIVITY OF ANY TYPE WHATSOEVER WHETHER ON THE EMPLOYEE’S BEHALF OR ON BEHALF OF WST BY FOLLOWING THE PRE-APPROVAL PROCESS SET FORTH BELOW.

3.	Definitions.

(a)	Contribution includes but is not limited to any gift, subscription, loan, advance, or deposit of money or anything of value made for:

(1)	The purpose of influencing any election for federal, state, or local office;

(2)	The payment of debt incurred in connection with any such election; or

(3)	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate.

(b)	Government Entity is any state or political subdivision of a state, including

(1)	any state or local government; any agency, authority or instrumentality of a state or local government;

(2)	any pool of assets sponsored or established by a state or local government (such as a defined benefit pension plan, separate account or general fund);

(3)	any plan or program of a government entity; and

(4)	any officers, agents, or employees of the state or political subdivision or any agency, authority, or instrumentality thereof, act in their official capacity.

(c)	Investment Advisory Services Business - The types of business subject to SEC Rule 206(4)-5 include:

(1)	Providing investment advisory services directly to a state or local government entity, such as a separate managed account, cash management accounts, or certain discretionary brokerage accounts;

(2)	Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:

(3)
Investment pools/funds that are registered with the SEC (such as mutual funds) that is offered by a Government Entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in.

(4)	Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which Government Entities invest.

(d)	Coordinating Contributions includes bundling, pooling, delivering or otherwise facilitating the Contributions made by other persons.

(e)	Soliciting Contributions includes communicating, directly or indirectly, for the purpose of obtaining or arranging a Contribution.

4.	Pre-Approval Process.

All employees including all officers, executive officers and directors are required to obtain approval from the Company’s CCO prior to making any contribution of any value to any candidate for any political office or to any political party; prior to coordinating or soliciting contributions, or engaging in any political fundraising; prior to establishing, controlling, contributing to, or otherwise being involved in the governance or operation of any political action committee (“PAC”);  and prior to using a third-party or an affiliate (i.e., anyone who is not an employee of the Company) to solicit investment advisory services business.

Approval is obtained by submission of a “Political Contribution or Activity Request Form” to the CCO,  and the CCO will coordinate with the COO for the review and evaluation of each request to determine whether the request will trigger a ban on the Company receiving compensation for investment advisory services business as well as other Company policies or considerations and then promptly notify the employee who submitted the request in writing whether the request has been approved or not.

Although pre-approval is still required, the following requests will be approved without review of investment advisory services business, as they will not trigger a ban on the Company receiving compensation for investment advisory services business:

Contributions to any state candidate, local candidate, or official by an employee, if:

(a)	The employee is entitled to vote for such candidate and the contribution(s) do not exceed $350 per election; or

(b)	The employee is not entitled to vote for the candidate and the contribution(s) do not exceed $150 per election.

5.	Examples.

To the extent employees incur expenses from personal resources (e.g., hosting a reception) or utilize Company resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind contribution either by the employee or by the Company so pre-approval is required.

Employees who solicit or coordinate contributions (such as serving on a candidate campaign’s finance committee) must obtain pre-approval.

Employees who undertake any political activity using the Company name, during working hours, on Company premises and/or with the use of any Company equipment, property, funds or personnel must obtain pre-approval.

Merely having one’s name appear in the letterhead or any other portion of a fundraising letter requires pre-approval.

Volunteer services provided to a candidate or campaign by employees on their own personal time may be approved but the pre-approval process must still be complied with.

The foregoing examples are intended as illustrations of particular situations only and should not be considered to be a complete list of all situations which may arise.

6.	Indirect Contributions or Activities.

Employees are prohibited from performing any act which would result in a violation of this policy, whether directly or indirectly, or through or by any other person or means.  This means that they may not use other persons or entities, including Company affiliates, placement agents, or third-party PACs, as “conduits” to circumvent this policy.

Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an employee will be considered to be made by that employee and subject to the pre-approval procedures set forth herein.

7.	Prospective New Employees.

Because contributions made within two years prior to becoming an employee of, or affiliated with, the Company may trigger a ban on the Company receiving compensation for investment advisory services business, the CCO will review each prospective new employee or other affiliate’s prior contributions before approving him or her for employment or affiliation with the Company.

8.	Notification of Investment Advisory Services.

All employees must promptly notify the CCO of any investment advisory services business with any government entity engaged in on behalf of the Company of which the employee is aware.   This includes any employee who works with an approved third-party or affiliate to obtain such investment advisory services business.  The employee must also notify the CCO whenever the employee becomes aware that the Company has terminated its investment advisory services to any government entity.

9.	Records Retention.

Please note that the CCO will keep required records in compliance with SEC Rule 204-2 which will include information relating to contributions or other political activity by our employees.  This information may be made available to governmental entities or other third parties.

10.	Effect of Violations.

Failure to abide by these procedures may subject an employee to internal disciplinary action including censure or suspension or termination of employment as well as regulatory sanctions. Violations may also result in a ban on the Company receiving compensation for investment advisory services business or may obligate the Company to refund fees received in connection with such investment advisory services business as well as subjecting the Company to regulatory sanctions.

EXHIBIT A

Wilbanks Smith & Thomas Third Party Managed Accounts Attestation

The undersigned employee (“Employee”) hereby certifies that Employee has a direct or indirect beneficial interest in an investment account managed entirely by a trustee or third party discretionary manager (a “Third-Party Manager”) where Employee has “no direct influence or control.” Providing a Third-Party Manager with discretionary authority over a personal account, by itself, is insufficient for an adviser to reasonably believe that the access person had no direct or indirect influence or control.  Direct influence or control would include but is not limited to:
•	Suggesting purchases or sales of investments to the Third-Party Manager;
•	Directing purchases or sales of investments;
•	Consulting with the Third-Party Manager as to the particular allocation of investments to be made in the account; and
•	Discussions with the Third-Party Manager around account holdings if such discussions entail more than a simple summary or explanation of activity.

The accounts (“Accounts”) that fall under this description include:

Account Name	Account Number	Custodian
[Account #1]
[Account #2]

For the Accounts, Employee further certifies the following:
•	Employee has identified all the accounts that meet this qualification and provided a complete and accurate list to the Company;
•	Employee has not suggested and will not suggest future purchases or sales of investments to the Third-Party Manager for the referenced accounts;
•	Employee has not directed and will not direct purchases or sales of investments for the Accounts;
•	Employee has not consulted and will not consult with the Third-Party Manger as to the particular allocation of investments to be made in the Accounts;
•
Employee has obtained written certification from the Third-Party Manager (see below) that is providing investment discretion for the Accounts attesting that Employee does not exercise any influence over the investment decisions of the Accounts;

•	Employee will provide this list and the associated certifications no less than annually;
•
If the Company, as part of an audit or for any other reason, believes it appropriate to request more information as it relates to these accounts, Employee will promptly turn over all brokerage transaction statements and any other information related to the accounts that the adviser deems necessary.

Employee Name	Third-Party Manager

Employee Signature	Third-Party Manager Signature

Date

Relationship to Third-Party Manager:  (Please describe any relationships you have with the Third-Party Manager (or its personnel) other than an independent, professional relationship (e.g., Does the relationship with the Third-Party Manager involve a close friend, business associate, or relative?).

Third Party Manager Name:

Third Party Manager Telephone:

Third Party Manager Address:

EXHIBIT B
Wilbanks Smith & Thomas Third Party Managed Accounts Quarterly Attestation

The undersigned employee (“Employee”) hereby certifies that he or she has a direct or indirect beneficial interest in an investment account managed entirely by a trustee or third party manager (“Third-Party Manager”) where Employee has “no direct influence or control.” Providing a Third-Party Manager with discretionary authority over a personal account, by itself, is insufficient for an adviser to reasonably believe that the access person had no direct or indirect influence or control.  Direct influence or control would include but is not limited to:
•	Suggesting purchases or sales of investments to the Third-Party Manager;
•	Directing purchases or sales of investments;
•	Consulting with the Third-Party Manager as to the particular allocation of investments to be made in the account; and
•	Discussions with the manager around account holdings if such discussions entail more than a simple summary or explanation of activity.

Account Name	Account Number	Custodian
[Account #1]
[Account #2]

For these accounts (“Accounts”), employee further certifies the following:

•	During the previous quarter, did you suggest the Third-Party Manager make any particular purchases or sales of securities for the Accounts? [ ] YES [ ] NO
•	During the previous quarter, did you direct the Third-Party Manager to make any particular purchases or sales of securities for the Accounts? [ ] YES [ ] NO
•	During the previous quarter, did you consult the Third-Party Manager as to the particular allocation of investments to be made for the Accounts? [ ] YES [ ] NO

Employee Name

Employee Signature

Date

Relationship to Third-Party Manager: (Please describe any relationships you have with the Third-Party Manager (or its personnel) other than an independent, professional relationship (e.g., Does the relationship with the Third-Party Manager involve a close friend, business associate, or relative?).